Exhibit 99.1

Gopher Protocol Engaged Eric Lane of Green Patent Law as Intellectual Property Counsel

November 25, 2015 9:00 AM

PERRIS, CA / ACCESSWIRE / November 25, 2015 / Gopher Protocol Inc. (GOPH) ("Gopher") today announced that it has engaged Eric Lane of Green Patent Law, a prominent partner/founder with Green Patent Law to represent and advise Gopher in connection with the evaluation of patent applications, assistance with filing patents and any other intellectual property matters.

Green Patent Law is a boutique intellectual property law firm that provides specialized patent and trademark prosecution and IP counseling. Green Patent Law assists clients with protecting, growing and managing their intellectual property assets and navigating other complex IP issues. Eric Lane, the founder and principal of Green Patent Law, is an intellectual property lawyer and registered U.S. patent attorney. With experience in semiconductors, data communications, internet and software technologies, as well as recognized expertise in green technology, Eric has a deep understanding of a range of technologies.

About Gopher Protocol Inc.

Gopher Protocol Inc. ("Gopher")(GOPH) is development-stage-company that is developing a real-time, heuristic based, mobile technology. Upon development, the technology will consist of a smart microchip, mobile application software and supporting software that run on a server. The system contemplates the creation of a global network, worldwide. Gopher believes this will be the first system that is developed using human heuristic based analysis engine. Since the core of the system will be its advanced microchip that will be able to be installed any mobile device, worldwide, Gopher expects that this result in an internal, private network between all mobile devices utilizing the device by providing mobile technology for computing power enhancement, advanced mobile database management/sharing and additional mobile features!

Contact:

Dr. Dan Rittman, CTO
Gopher Protocol Inc.
888-685-7336

SOURCE: Gopher Protocol Inc.